UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):                                                                        April 14, 2008

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10786	13-3032158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code                                                                                                (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends the Current Report on Form 8-K that Insituform Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 10, 2008 (the “Original Form 8-K”) to include certain compensation information for the Company’s newly appointed President and Chief Executive Officer not available at the time of filing of the Original Form 8-K.  No other changes are being made to the Original Form 8-K.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Original Form 8-K, J. Joseph Burgess was appointed as President and Chief Executive Officer of the Company.  At such time, certain equity awards contemplated by Mr. Burgess’ employment letter dated April 4, 2008 (the “Employment Letter”) had not yet been granted.  The Employment Letter provided that such equity awards would be made on the date that was Mr. Burgess’ first active day of employment with the Company.

On April 14, 2008, the Company granted Mr. Burgess a non-qualified stock option to purchase 118,397 shares  of the Company’s common stock (the “Stock Option”), a performance-based award of 52,784 shares of restricted stock (the “Performance-Based Restricted Stock Award”) and a one-time award of 103,092 shares of restricted stock (the “Employment Incentive Award,” and together with the Stock Option and Performance-Based Restricted Stock Award, the “Inducement Awards”).  The Inducement Awards were issued as “inducement grants” under the rules of the Nasdaq Global Select Market and, as such, were not issued pursuant to the Company’s 2006 Employee Equity Incentive Plan.

The Stock Option has an exercise price of $14.55 per share, which was the closing market price for the Company’s common stock, as reported on the Nasdaq Global Select Market, on April 14, 2008, the date of grant.  The Stock Option will vest with respect to one-third of the total number of shares on each of the first, second and third anniversaries of such grant date and will expire on the seventh anniversary of the grant date, unless exercised or cancelled prior to that date.

The Performance-Based Restricted Stock Award will vest 100% upon the third anniversary of the award date, unless forfeited or vested prior to that date.   In order for this award to vest, the Company must meet a financial performance criterion for 2008, as determined by the Compensation Committee of the Company’s Board of Directors. Achievement of 100% or more of the 2008 performance criterion will result in Mr. Burgess earning 100% of the Performance-Based Restricted Stock Award, subject only to Mr. Burgess’ continued employment with the Company through the third anniversary of the award date.  Failure to achieve at least 75% of the performance criterion in 2008 will result in the forfeiture of the entire award.  If 75% of the performance criterion is achieved, 50% of the Performance-Based Restricted Stock Award will be earned, as long as Mr. Burgess remains employed with the Company through the third anniversary of the award date.  If between 75% and 100% of the performance criterion is achieved during 2008, Mr. Burgess will be entitled to receive between 50% and 100% of the award, as determined on a straight-line basis, subject to Mr. Burgess’ continued employment through the third anniversary of the award date.  The Performance-Based Restricted Stock Award is subject to early vesting due to (i) an involuntary termination of Mr. Burgess’ employment with the Company without “cause” on or following a “change in control,” or (ii) a voluntary termination of employment by Mr. Burgess for “good reason” on or following a “change in control.”  The Performance-Based Restricted Stock Award will also vest as to a portion of the award where Mr. Burgess is involuntarily terminated by the Company without “cause” at least 18 months after the date of the award.  The portion of the Performance-Based Restricted Stock Award that will vest will be determined by dividing the number of whole months of his employment since the date of the award by 36.

The Employment Incentive Award will vest 100% on the fifth anniversary of the award date, unless forfeited or vested prior to that date.  The vesting of the Employment Incentive Award is entirely based upon Mr. Burgess’ continued employment with the Company, subject to early vesting due to (i) an involuntary termination of Mr. Burgess’ employment with the Company without “cause” on or following a “change in control,” or (ii) a voluntary termination of employment by Mr. Burgess for “good reason” on or following a “change in control.”  The Employment Incentive Award will also vest as to a portion of the award where Mr. Burgess is involuntarily terminated by the Company without “cause” at least 30 months after the date of the award.  The portion of the Employment Incentive Award that will vest will be determined by dividing the number of whole months of his employment since the date of the award by 60.

Prior to the vesting of either of the restricted stock awards, Mr. Burgess will not be allowed to sell or transfer the shares subject to the awards.

On April 18, 2008, the Company issued a press release, in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), to announce the issuance of the Inducement Awards.  The text of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.            Financial Statements and Exhibits.

(d)           The following exhibit is filed as part of this report:

Exhibit	Description
99.1	Press Release of Insituform Technologies, Inc., dated April 18, 2008, announcing the issuance of certain inducement awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

By:  /s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel and
Chief Administrative Officer

Date:  April 18, 2008

INDEX TO EXHIBITS

This exhibit is numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit	Description
99.1	Press Release of Insituform Technologies, Inc., dated April 18, 2008, announcing the issuance of certain inducement awards.